Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Record Fourth Quarter and
Fiscal Year 2020 Results

EVANSVILLE, Ind. – November 19, 2020 – Berry Global Group, Inc. (NYSE:BERY) today reported its fourth quarter and fiscal year 2020 results, referred to in the following as the September 2020 quarter and fiscal 2020.

Fourth Quarter Highlights
(all comparisons made to the September 2019 quarter)
•	Net sales of $3 billion with 4 percent organic volume growth
•	Operating income of $349 million
•	Operating EBITDA up 18 percent to $586 million
•	Net income per diluted share of $1.44
•	Adjusted net income per diluted share increase of 77 percent to $1.59

Fiscal Year Highlights
(all comparisons made to fiscal year 2019)
•	Net sales of $11.7 billion with 2 percent organic volume growth
•	Operating income up 21 percent to $1.2 billion
•	Operating EBITDA up 41 percent to $2.2 billion
•	Net income per diluted share up 38 percent to $4.14
•	Adjusted net income per diluted share increase of 42 percent to $4.85
•	RPC Group Plc (“RPC”) integration and synergy realization progressing better than plan
•	Exceeded guidance for both cash flow from operations and free cash flow, recording $1.5 billion and $947 million, respectively.

Berry’s Chairman and CEO, Tom Salmon said, “Fiscal 2020 was a terrific year for Berry, during which we delivered record financial results that exceeded our expectations.  Our key strategic priorities for fiscal 2020 were to generate profitable organic growth, integrate the business acquired with RPC, and further strengthen our balance sheet.  I am pleased to report success in all three strategic priorities.

“The execution from our front-line team members, for not only achieving our financial performance results, but also in helping keep each other safe, while meeting the critical needs of our communities and customers, was nothing short of outstanding.  In the face of significant adversity and complexity across the globe, our business continued to demonstrate our financial and operational stability throughout the year.

“We enter fiscal 2021 with confidence in our ability to grow organically as we have demonstrated this past year.  I believe we are well positioned to see long-term, predictable, and sustainable growth with customer-linked capital investments that target continued expansion into both faster growing end markets and developing emerging markets.”

September 2020 Quarter Results

Consolidated Overview
Net sales were essentially flat with an organic volume increase of 4 percent and a favorable impact from foreign currency changes of $34 million offset by lower selling prices of $152 million due to the pass through of lower resin costs.

The operating income decrease is primarily attributed to a $214 million gain on the sale of our Seal for Life (“SFL”) business in the prior year partially offset by an $82 million favorable impact from cost productivity and product mix, a prior year inventory fair value step-up charge related to RPC purchase accounting adjustment of $39 million, and a $31 million increase from the 4 percent organic volume growth.

Consumer Packaging - International
The net sales decrease in the Consumer Packaging International segment is primarily attributed to lower selling prices of $55 million due to the pass through of lower resin costs partially offset by a $39 million favorable impact from foreign currency changes and an organic volume increase of 1 percent.

The operating income increase is primarily attributed to a $39 million inventory fair value step-up related to the RPC acquisition in the prior year quarter, a $21 million favorable impact from cost productivity and synergies, and a $23 million decrease in business integration costs.

Consumer Packaging - North America
The net sales growth in the Consumer Packaging North America segment is primarily attributed to an organic volume increase of 6 percent partially offset by lower selling prices of $43 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to a $19 million favorable impact from cost productivity and synergies along with a $14 million increase from the 6 percent organic volume growth.

Health, Hygiene, & Specialties
The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to organic volume growth of 12 percent, partially offset by lower selling prices of $19 million due to the pass through of lower resin costs, and prior quarter sales of $10 million related to the divested SFL business.

The operating income decrease is primarily attributed to a $214 million gain on the sale of our SFL business in the prior year quarter partially offset by $34 million favorable impact from cost productivity and product mix and a $13 million favorable impact from the 12 percent organic volume increase.

Engineered Materials
The net sales decrease in the Engineered Materials segment is primarily attributed to lower selling prices of $35 million due to the pass through of lower resin costs and a 1 percent decrease in organic volume.

The operating income increase is primarily attributed to a $9 million favorable impact from cost productivity and product mix.

Fiscal Year 2020 Results

Consolidated Overview
The net sales growth is primarily attributed to acquisition net sales of $3,346 million and an organic volume increase of 2%, partially offset by lower selling prices of $581 million due to the pass through of lower resin costs and prior year divestiture sales of $96 million.

The operating income increase is primarily attributed to acquisition operating income of $245 million, an $87 million favorable impact from cost productivity and product mix, a $47 million favorable impact from the 2% organic volume increase, a $39 million inventory fair value step-up related to the RPC acquisition in the prior year, a $35 million decrease in business integration expenses, and a $31 million decrease in depreciation and amortization.  These improvements were partially offset by a $214 million unfavorable change from the prior year gain on the sale of our SFL business, a $32 million increase in selling, general and administrative expense, and prior year divestiture operating income of $28 million.

Consumer Packaging - International
The net sales growth in the Consumer Packaging International segment is primarily attributed to net sales of $2,971 from the RPC acquisition, a $39 million favorable impact from foreign currency changes, and an organic volume increase of 1%, partially offset by lower selling prices of $56 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to acquisition operating income of $196 million, a $39 million inventory fair value step-up related to the RPC acquisition in the prior year, a $21 million decrease in business integration costs, and a $21 million favorable impact from cost productivity and product mix.

Consumer Packaging - North America
The net sales growth in the Consumer Packaging North America segment is primarily attributed to acquisition net sales of $356 million related to the U.S. portion of the acquired RPC business and a 2% base volume improvement, partially offset by lower selling prices of $205 million due to the pass through of lower resin costs.

The operating income increase is primarily attributed to acquisition operating income of $47 million, a $27 million favorable impact from cost productivity and product mix, and a $16 million favorable impact from the base volume increase.  These increases were partially offset by a $12 million increase in selling, general and administrative expenses.

Health, Hygiene, & Specialties
The net sales decrease in the Health, Hygiene & Specialties segment is primarily attributed to lower selling prices of $164 million due to the pass through of lower resin costs, prior year sales of $96 million related to the divested SFL business, and a $37 million unfavorable impact from foreign currency changes, partially offset by a 7% organic volume improvement.

The operating income decrease is primarily attributed to a $214 million unfavorable change from the prior year gain on the sale of our SFL business, prior year divestiture operating income of $28 million, and an $11 million increase in selling, general and administrative expenses. These decreases were partially offset by a $43 million favorable impact from cost productivity and product mix, a $36 million favorable impact from the organic volume improvement, and a $13 million decrease in depreciation and amortization expense.

Engineered Materials
The net sales decrease in the Engineered Materials segment is primarily attributed to lower selling prices of $159 million due to the pass through of lower resin costs and a 2% organic volume decline.

The operating income decrease was modestly impacted by the organic volume decline and an increase in selling, general and administrative expenses. These increases were partially offset by a $12 million decrease in depreciation and amortization expense.

Cash Flow
Our cash flow from operating activities was $552 million for the September quarter, and was over $1.5 billion for fiscal 2020 compared to $1.2 billion for the prior fiscal year.  The Company’s free cash flow for fiscal 2020 was an annual record of $947 million, an increase of 24 percent compared to the prior year of $764 million.

Balance Sheet and Liquidity
Our total debt less cash and cash equivalents at the end of the September 2020 quarter was $9,487 million.  Adjusted EBITDA for fiscal 2020 was $2,219 million.

In fiscal 2020 the Company paid off over $1 billion of debt while continuing to strengthen our balance sheet.  Our financial profile remains solid, as we have a strong liquidity position with over $750 million of cash at the end of the quarter as well as an undrawn $850 million asset-based line of credit representing $1.6 billion of liquidity.  Also, we have no financial maintenance covenants and no material refinancings to complete during the next 12 months.

Fiscal 2021 Guidance
We anticipate our fiscal year 2021 operating EBITDA to be in the range of $2.15 to $2.2 billion and free cash flow range of $875 to $975 million.  The range of free cash flow includes $1.525 to $1.625 billion of cash flow from operations, partially offset by capital expenditures of $650 million.  The capital expenditure plan is a nearly $70 million increase from our fiscal 2020 spending as our pipeline of customer linked growth projects continue to increase.  Excluding incremental growth capital, our fiscal year 2021 free cash flow is expected to exceed $1 billion.  This guidance considers the divestiture of our U.S. flexible packaging converting business, which we have assumed is completed in the first fiscal quarter of 2021.  This business generated approximately $25 million dollars of operating EBITDA in fiscal 2020.  We expect another year of organic volume growth of 2 percent, which is supported by our robust and growing pipeline, increased level of capital expenditures, and the positive trends and momentum we are seeing in each of our businesses.  We also anticipate further strengthening our balance sheet and expect our leverage ratio to be 3.8 to 3.9 times at the end of fiscal 2021.

Investor Conference Call
The Company will host a conference call today, November 19, 2020, at 10 a.m. U.S. Eastern Time to discuss our fourth quarter and fiscal year 2020 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 5882099.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning November 19, 2020, at 1 p.m. U.S. Eastern Time, to December 3, 2020, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 5882099.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse.  The Company is a leading global supplier of a broad range of innovative rigid, flexible, and non-woven products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, has over 47,000 employees and generated over $11.7 billion of net sales in fiscal 2020 from operations that span 295 locations on six continents.  For additional information, visit Berry’s website at berryglobal.com.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release. Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Items, including debt refinancing activity or other non-comparable items. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this press release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, anti-plastic legislation, production, and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risks related to the impact of travel and safety restrictions related to the COVID-19 pandemic, including on our internal controls over financial reporting and the ongoing process of implementing standardized internal control procedures within the recently acquired RPC business; and (21) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hererof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales	$3,008	$3,019	$11,709	$8,878
Costs and expenses:
Cost of goods sold	2,342	2,511	9,301	7,259
Selling, general and administrative	219	199	850	583
Amortization of intangibles	74	75	300	194
Restructuring and transaction activities	24	(164)	79	(132)
Operating income	349	398	1,179	974

Other (income) expense, net	25	(4)	31	155
Interest expense, net	96	128	435	329
Income before income taxes	228	274	713	490
Income tax expense	33	45	154	86
Net income	$195	$229	$559	$404

Net income per share:
Basic	$1.47	$1.73	$4.22	$3.08
Diluted	1.44	1.70	4.14	3.00

Outstanding weighted-average shares: (in millions)
Basic	133.1	132.2	132.6	131.3
Diluted	135.4	134.4	135.1	134.6

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	September 26, 2020	September 28, 2019
Assets:
Cash and cash equivalents	$750	$750
Accounts receivable, net	1,469	1,526
Inventories	1,268	1,324
Other current assets	330	157
Property, plant, and equipment, net	4,561	4,714
Goodwill, intangible assets, and other long-term assets	8,323	7,998
Total assets	$16,701	$16,469

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,108	$1,935
Current and long-term debt	10,237	11,365
Other long-term liabilities	2,264	1,551
Stockholders’ equity	2,092	1,618
Total liabilities and stockholders' equity	$16,701	$16,469

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Fiscal Year Ended
	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net cash from operating activities	$1,530	$1,201

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(583)	(399)
Divestiture of business	—	326
Acquisition of business & purchase price derivatives	(14)	(6,178)
Settlement of net investment hedges	281	—
Net cash from investing activities	(316)	(6,251)

Cash flows from financing activities:
Repayments on long-term borrowings	(2,436)	(1,214)
Proceeds from long-term borrowings	1,202	6,784
Proceeds from issuance of common stock	30	55
Debt financing costs	(16)	(87)
Repurchase of common stock	—	(74)
Payment of tax receivable agreement	—	(38)
Net cash from financing activities	(1,220)	(5,426)
Effect of currency translation on cash	6	(7)
Net change in cash and cash equivalents	—	369
Cash and cash equivalents at beginning of period	750	381
Cash and cash equivalents at end of period	$750	$750

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended September 26, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,071	$746	$604	$587	$3,008

Operating income	$104	$94	$73	$78	$349
Depreciation and amortization	78	60	44	25	207
Restructuring and transaction activities (1)	18	5	—	1	24
Other non-cash charges (2)	2	1	1	2	6
Operating EBITDA	$202	$160	$118	$106	$586

	Quarterly Period Ended September 28, 2019
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,077	$744	$570	$628	$3,019

Operating income	$13	$67	$250	$68	$398
Depreciation and amortization	82	59	46	29	216
Restructuring and transaction activities (1)	41	6	(212)	3	(162)
Other non-cash charges (2)	37	5	2	1	45
Operating EBITDA	$173	$137	$86	$101	$497

(1)
The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes the sale of our Seal for Life business of $214 million partially offset by restructuring and transaction related costs from the RPC acquisition.

(2)
Other non-cash charges for the September 2020 quarter primarily includes $5 million of stock compensation expense.  Other non-cash charges for the September 2019 quarter primarily includes a $39 million inventory step up charge related to the RPC acquisition and $6 million of stock compensation expense.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Fiscal Year Ended September 26, 2020
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$4,195	$2,850	$2,330	$2,334	$11,709

Operating income	$299	$320	$243	$317	$1,179
Depreciation and amortization	318	250	172	105	845
Restructuring and transaction activities (1)	55	11	6	7	79
Other non-cash charges (2)	31	10	5	8	54
Operating EBITDA	$703	$591	$426	$437	$2,157

	Fiscal Year Ended September 28, 2019*
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,229	$2,636	$2,475	$2,538	$8,878

Operating income	$12	$234	$410	$318	$974
Depreciation and amortization	93	216	188	116	613
Restructuring and transaction activities (1)	54	14	(198)	8	(126)
Other non-cash charges (2)	38	11	9	11	69
Operating EBITDA	$197	$475	$405	$453	$1,530

(1)
Restructuring and transaction activity costs for the fiscal year ended September 26, 2020, are primarily related to the RPC acquisition.  Restructuring and transaction activity costs for the fiscal year ended September 28, 2019, are primarily related to the sale of our Seal for Life business of $214 million, partially offset by restructuring and transaction activity costs from the RPC acquisition.

(2)
Other non-cash charges for the fiscal year ended September 26, 2020 primarily includes $33 million of stock compensation expense and a $19 million inventory step-up related to the RPC acquisition.  Other non-cash charges for the fiscal year ended September 28, 2019 includes a$39 million inventory step up charge related to the RPC acquisition, $27 million of stock compensation expense and a $5 million inventory step up charge related to acquisitions and other non-cash charges.
* Prior year has been restated to match our current structure.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net income	$195	$229	$559	$404
Add: other (income) expense, net	25	(4)	31	155
Add: interest expense, net	96	128	435	329
Add: income tax expense	33	45	154	86
Operating income	$349	$398	$1,179	$974

Add: non-cash amortization from 2006 private sale	6	7	25	28
Add: restructuring and transaction activities (1)	24	(162)	79	(126)
Add: other non-cash charges (2)	6	45	54	69
Adjusted operating income (8)	$385	$288	$1,337	$1,240

Add: depreciation	133	141	545	419
Add: amortization of intangibles (3)	68	68	275	166
Operating EBITDA (8)	$586	$497	$2,157	$1,530

Add: Unrealized synergies (4)			62
Adjusted EBITDA (8)			$2,219

Cash flow from operating activities	$552	$630	$1,530	$1,201
Net additions to property, plant, and equipment	(165)	(128)	(583)	(399)
Payment of tax receivable agreement	—	(22)	—	(38)
Free cash flow (8)	$387	$480	$947	$764

Net income per diluted share	$1.44	$1.70	$4.14	$3.00
Other expense, net	0.18	(0.03)	0.23	1.15
Non-cash amortization from 2006 private sale	0.04	0.05	0.19	0.21
Restructuring and transaction activities	0.18	(1.20)	0.58	(0.93)
Other non-cash charges (5)	—	0.29	0.14	0.29
Non-comparable tax items (6)	(0.15)	—	(0.15)	—
Income tax impact on items above (7)	(0.10)	0.09	(0.28)	(0.31)
Adjusted net income per diluted share (8)	$1.59	$0.90	$4.85	$3.41

Estimated Fiscal 2021
Cash flow from operating activities	$1,525 - $1,625
Additions to property, plant, and equipment	(650)
Free cash flow (8)	$875 - $975

(1) The current quarter primarily includes transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes the sale of our Seal for Life business of $214 million partially offset by restructuring and transaction related costs from the RPC acquisition.  The fiscal year ended September 26, 2020, primarily includes restructuring and transaction costs related to the RPC acquisition.  Restructuring and transaction activity costs for the fiscal year ended September 28, 2019, are primarily related to the sale of our Seal for Life business of $214 million, partially offset by restructuring and transaction activity costs from the RPC acquisition.
(2) Other non-cash charges for the September 2020 quarter primarily includes $5 million of stock compensation expense.  Other non-cash charges for the September 2019 quarter primarily includes a $39 million inventory step up charge related to the RPC acquisition and $6 million of stock compensation expense.  Other non-cash charges for the fiscal year ended September 26, 2020 primarily includes $33 million of stock compensation expense and a $19 million inventory step-up related to the RPC acquisition.  Other non-cash charges for the fiscal year ended September 28, 2019, includes a$39 million inventory step up charge related to the RPC acquisition, $27 million of stock compensation expense and a $5 million inventory step up charge related to acquisitions and other non-cash charges.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $7 million, $25 million, and $28 million for the September 2020 quarter, September 2019 quarter, fiscal year ended September 26, 2020, and fiscal year ended September 28, 2019, respectively.
(4) Represents unrealized cost savings related to acquisitions.
(5) No adjustment was made only for the current quarter.  An adjustment was made for the $39 million inventory step up charge related to the RPC acquisition in the prior year quarter.  No adjustments were made for stock compensation expense or any other non-cash charges to net income per diluted share for the September 2020 quarter or prior year quarter.  An adjustment was made for the $19 million inventory step up charge related to the RPC acquisition for the fiscal year ended September 2020.  An adjustment was made for the $39 million inventory step up charge related to the RPC acquisition for the fiscal year ended September 2019.  No adjustments were made for stock compensation expense or any other non-cash charges to net income per diluted share for the fiscal years ended September 2020 or 2019.
(6) During fiscal year 2020 the Company obtained certain tax benefits of $20 million deemed as non-comparable.
(7) Income tax effects on adjusted net income is calculated using 25 percent for both the September 2020, September 2019 quarters, and for the fiscal years ended for 2020 and 2019, respectively.  The rates used represents the Company’s expected effective tax rate for each respective period.
(8) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that Adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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